SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8 - K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest event reported): November 28, 2005

                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)

            Delaware                    0-20539             62-1681831
-------------------------------      ------------      -------------------
(State or other jurisdiction of      (Commission         (I.R.S. Employer
 incorporation or organization)      File Number)      Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

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        (Former name or former address if changed since last report)

Item 3.02

      On November 28, 2005, the Company closed a funding transaction with thirteen accredited institutional investors, for the issuance and sale of 40,500,000 shares of the Company's common stock to the Subscribers for $20,250,000. The Company also issued five year warrants for the purchase of an additional 15,187,500 shares of common stock at an exercise price of $0.80 per share. The securities are restricted and have been issued pursuant to an exemption to the registration requirements of Section 5 of the Securities Act of 1933 for "transactions of the issuer not involving any public offering" provided in Section 4(2) of the Act and pursuant to a Regulation D offering. The securities carry registration rights that obligate the Company to file a registration statement within 45 days and have the registration statement declared effective within120 days from closing.

      The net proceeds to the Company after the payment of transaction expenses will be approximately $18.9 million. Approximately $5.8 million of the net proceeds will used by the Company to redeem warrants for the purchase of approximately 30.3 million shares of the Company's common stock, issued by the Company in connection with prior financing transactions. In addition, the Company will use the net proceeds from the financing for increased production capacity, the launch of marketing campaigns, paying the finder's fee relating to the Coca-Cola Enterprises Master Distribution Agreement and general working capital purposes.

Item 9.01

      Exhibits

            99.1  Form of Securities Purchase Agreement
            99.2  Form of Contribution Agreement
            99.3  Form of Warrant


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                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Bravo! Foods International Corp.


Date: November 28, 2005                      By: /s/ Roy D. Toulan, Jr.
                                             -------------------------------
                                             Roy D. Toulan, Jr.,
                                             Vice President, General Counsel


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